Exhibit 99.1

EURAMAX HOLDINGS, INC. ANNOUNCES
APPOINTMENT OF NEW PRESIDENT NORTH AMERICA

Norcross, GA, May 12, 2015 - Euramax Holdings, Inc. ("Euramax" or "the Company") announced today that R. Scott Vansant, President, North America, has resigned effective May 22, 2015. Mr. Vansant has served as President of North America since May 2014. Hugh Sawyer, interim President of Euramax Holdings, Inc. and a professional in Huron Consulting Group's Business Advisory Practice, commented, "I would like to thank Scott for his years of dedicated service to Euramax and wish him well in his future endeavors.”
Tyrone Johnson, Vice President and General Manager of Consumer Productions, will succeed Mr. Vansant as President, North America, effective May 23, 2015.
Mr. Johnson has served as the Vice President and General Manager of the Company's Consumer Products business since joining Euramax in June of 2014. Prior to his role at Euramax, Mr. Johnson served as President of the Americas for Amtico International, Inc., a global flooring manufacturer based in Atlanta, Georgia, from 2008 to 2013. Before his tenure at Amtico International, Mr. Johnson was with Armstrong World Industries for six years, where he ultimately served as VP and General Manager of Premium Hardwood Flooring.  Mr. Johnson began his career with General Electric Capital Corporation in 1994, where he earned his "Master Black Belt" certification. He obtained his MBA from DePaul University and his undergraduate degree from Howard University.
Mr. Sawyer added, "I am delighted that Ty will assume responsibility for our North American business. He has a proven track record of success, significant management experience in our industry and has demonstrated superb leadership capabilities during his time at Euramax. I believe Ty is uniquely qualified to build on the momentum of the Company’s ongoing operational and market growth initiatives.”
Mr. Sawyer further stated, “Euramax has made extraordinary progress during the last year in its efforts to establish a world-class management team in both our North American and International businesses.”
Forward Looking Statements
Certain statements contained in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements related to plans for future business development activities, anticipated costs of revenues, product mix, research and development and selling, general and administrative activities, and liquidity and capital needs and resources. When used in this report, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which only speak as of the date of this press release. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.
Contact
John Blount, Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary
Phone: 678-728-9654
Email: jblount@euramax.com